Exhibit 3.3

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CYRENAIC PHARMACEUTICALS, INC.

* * * * *

Cyrenaic Pharmaceuticals, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1.             The name of the Corporation is Cyrenaic Pharmaceuticals, Inc.  The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 23, 2007, and was corrected by a Certificate of Correction filed with the Secretary of State of the State of Delaware on May 16, 2007 (as so corrected, the “Existing Certificate of Incorporation”).

2.             This Amended and Restated Certificate of Incorporation was duly adopted by the board of directors and the stockholders of the Corporation in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware.

3.             The Existing Certificate of Incorporation is hereby amended and restated in its entirety to read as follows.

FIRST:                   The name of the corporation is Cyrenaic Pharmaceuticals, Inc. (the “Corporation”).

SECOND:              The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware.  The name of its registered agent at that address is Corporation Service Company.

THIRD:                 The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware (“GCL”).

FOURTH:

A.            Authorization.  The total number of shares which the Corporation is authorized to issue is forty-five million (45,000,000) shares of common stock with a par value of $0.0001 per share (“Common Stock”).

B.            Common Stock.

1.     General.  Except as required by law or as provided in this Amended and Restated Certificate of Incorporation (this “Certificate”), all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.

2.     Dividends and Distributions.  Subject to the provisions of this Certificate, the holders of shares of Common Stock shall be entitled to receive such dividends and distributions, payable in cash or otherwise, as may be declared thereon by the Board of Directors of the Corporation (the “Board”) from time to time out of assets or funds of the Corporation legally available therefor.  The holders of shares of Common Stock shall be entitled to share equally, on a per share basis, in such dividends or distributions.

3.     Voting.  Each holder of Common Stock shall be entitled to vote on each matter (a) expressly required by the GCL or (b) otherwise submitted to a vote of the stockholders of the Corporation, including the election of directors, except for matters subject to a separate class vote by one or more classes and/or series of capital stock of the Corporation other than Common Stock to the extent such separate class vote is required by the GCL or this Certificate.  Each such holder shall be entitled to one vote per share of Common Stock on each matter to be voted on by such stock.

4.     Restriction and Limitation On Corporate Action.  The holders of Common Stock shall vote on, and the affirmative vote of the holders of at least seventy-seven percent (77%) of the then outstanding shares of Common Stock shall be required to authorize, any action by the Corporation to:

(a)   amend or modify the certificate of incorporation, by-laws or similar governing instrument(s) of the Corporation, whether by merger, consolidation or otherwise;

(b)   pay or declare any dividend or distribution on any shares of the Corporation’s capital stock;

(c)   create or assume any indebtedness for borrowed money, whether interest bearing or non-interest bearing, or guaranty any such indebtedness of another person, that would result in an increase in the Corporation’s total indebtedness of more than $250,000;

(d)   make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation, other than redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board;

(e)   change the nature of the business of the Corporation as carried on August 29, 2007 or change the Corporation’s business or development plan;

(f)    increase the size of the Board beyond four (4)  directors, or change the method of electing such directors;

(g)   voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

(h)   cause any acquisition, lease, license or transfer of all or substantially all of the assets of the Corporation, or transaction or series of transactions involving the Corporation, or its securities, whether by consolidation, merger, purchase of shares of capital stock or other reorganization or combination or otherwise, in which the holders of the Corporation’s outstanding shares of capital stock immediately prior to such transaction own, immediately after such transaction, securities representing less than fifty percent (50%) of the voting power of the entity surviving such transaction;

(i)    authorize or issue, or obligate itself to authorize or issue, any Common Stock or other equity securities of the Corporation (including securities convertible or exchangeable for equity securities or any securities issuable to directors or employees of, or consultants to, the Corporation pursuant to option plans, employment agreements, incentive plans or other similar agreements) other than pursuant to that certain Stock Purchase Agreement, dated as of August 29, 2007, by and among the Corporation and the signatories party thereto;

(j)    enter into or amend strategic alliances, business combinations, technology licensing arrangements or other corporate partnering relationships having a nominal value of greater than $250,000 or constituting a material portion of the Corporation’s intellectual property;

(k)   approve the Corporation’s annual budget;

(l)    appoint or change the Corporation’s Chief Executive Officer;

(m)  change the Corporation’s auditors; and

(n)   enter into or amend any transaction or agreement with an affiliate, officer, employer, director or shareholder of the Corporation.

FIFTH:                  The name and mailing address of the incorporator is as follows:

Name	Address

Elizabeth Kiviat	Morgan, Lewis & Bockius LLP
502 Carnegie Center
Princeton, NJ 08540

SIXTH:                  The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the bylaws of the Corporation, but the stockholders may make additional bylaws and may alter or repeal any bylaw whether adopted by them or otherwise.

SEVENTH:           Elections of directors need not be by written ballot except and to the extent provided in the bylaws of the Corporation.

EIGHTH:              (a)  A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended.  Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

(b)  To the full extent permitted by the GCL as it exists on the date hereof or may hereafter be amended, and any other applicable law, the Corporation shall indemnify any director or officer of the Corporation who is or was a party to any proceeding by reason of the fact that he or she is or was such a director or officer or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  The Board of Directors is hereby empowered to contract in advance to indemnify any director or officer.

(c)  Neither any amendment nor repeal of this Article EIGHTH, nor the adoption of any provision of this Corporation’s Certificate of Incorporation inconsistent with this Article EIGHTH, shall eliminate or reduce the effect of this Article EIGHTH in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article EIGHTH, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

NINTH:                 The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized representative, on the 29th day of August 2007.

CYRENAIC PHARMACEUTICALS, INC.

By:	/s/ Daniel Cabo
Name:	Daniel Cabo
Title:	Chief Financial Officer